Exhibit 3.10

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

FAMILY FUN CENTER HOLDINGS LLC

a Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FAMILY FUN CENTER HOLDINGS LLC (the “Company”) is entered into as of April 12, 2006, by Festival Fun Parks, LLC, a limited liability company, as the sole member of the Company (the “Member”).

In consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereto, hereby agrees as follows:

1. Definitions. When used herein, the following terms shall have the meanings set forth below unless the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, as now adopted or as may be hereafter amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Festival Fun Parks, LLC, a Delaware limited liability company.

2. Organization.

2.1  Formation. The Company has been formed as a Delaware limited liability company pursuant to the Act. A Certificate of Formation of the Company was filed with the Secretary of State of Delaware on June 10, 1998.

2.2  Name. The name of the Company is “Family Fun Center Holdings LLC.”

3. Principal Place of Business. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent for service of process on the Company at that address is The Corporation Trust Company. The principal place of business of the Company shall be located at 4590 MacArthur Blvd., Suite 400, Newport Beach, California 92660, or at such other place or places as may be determined by the Board of Directors from time to time.

4. Business. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. In connection with the foregoing purposes, the Company shall have, and may exercise, all of the rights and powers now or hereafter conferred by the laws of the State of Delaware on limited liability companies formed thereunder.

5. Term. The Company shall continue in existence perpetually, unless and until terminated pursuant to Article 9.

6. Member and Capital Contributions.

6.1  Member. The name and address of the Member is as follows:

Festival Fun Parks, LLC

4590 MacArthur Blvd., Suite 400

Newport Beach, CA 92660

6.2  Units. Each Member’s interest in the Company including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by units of limited liability company interest (each, a “Unit”). The Company may issue one (1) Unit. The ownership by a Member of the Unit shall entitle such Member to allocations of profits, losses and distributions of cash and other property as set forth in Section 7 hereof.

6.3  Additional Members. Additional persons may be admitted as Members only upon the written consent of the Board of Directors, and the execution of this Agreement by such person; provided that, no consent of the Board of Directors shall be required to permit (i) the Member to pledge its Unit (as defined below) as security for a loan to such Member or any affiliate of such Member, (ii) a pledgee of the Member’s Unit to transfer such Unit in connection with such pledgee’s exercise of its rights and remedies with respect to any such pledge, or (iii) a pledgee of the Member’s Unit or the assignee of such pledgee to be substituted for the Member under this Agreement in connection with the exercise by such pledgee or assignee of such rights and remedies. Any purported transfer of a Unit shall be void and shall not bind or be recognized by the LLC, and for purposes of this Agreement, the LLC and the Board of Directors shall recognize the purported transferor as continuing to be the owner of the Unit purported to be transferred..

6.4  Limited Liability. Except to the extent provided by law, no Member shall be bound by, or personally liable for, the expenses, liabilities or obligations of the Company.

7. Allocations; Income Tax Treatment; Distributions.

7.1  Allocations. All items of income, gain, loss, deduction and credit for federal and state income tax and book purposes shall be allocated to the Member.

7.2  Tax Treatment of Company. Solely for federal and, to the extent applicable, state income tax purposes, it is intended that the Company will be disregarded as an entity separate from the Member as set forth in Section 301.7701-3(b)(1)(ii) of the Treasury Regulations promulgated pursuant to the Code and the corresponding provisions under Delaware law.

7.3  Distributions Generally. The Board of Directors may, subject to any restrictions which may be imposed by any lender to the Company or applicable law, cause the Company to make distributions at any time in proportion to the number of Units owned by the Members.

8. Management of the Company.

8.1  Board of Directors. The business and affairs of the Company shall be managed or under the authority of the Board of Directors, who shall have all of the rights and powers which may be posses by a “manager” under the Act, and such rights and powers as are otherwise conferred by law or by this Agreement or are necessary, advisable or convenient to the management of the business and affairs of the Company. The number of directors that shall constitute the whole board shall be one (1) or more. The directors shall be elected by the Member.

8.2  Delegation of Authority. The Board of Directors may, from time to time, delegate to one or more persons (including any Member of the Company and including through the creation and establishment of one or more committees) such authority and duties as the Board of Directors may deem advisable. Any delegation pursuant to this Section 8.2 may be revoked at any time by the Board if Directors in its sole discretion. The Company shall have such individuals as officers (“Officers”) as may be designated by the Board. The Officers of the Company may, at the discretion of the Board, consist of a CEO, a President, a Secretary, a Treasurer, and also consist of one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other Officers and assistant Officers as may be deemed necessary or desirable by the Board. One person may hold, and perform the duties of, any two or more of such offices. Compensation of Officers shall be fixed by the Board. Any Officer may be removed, with or without cause, at any time by the Board (subject to any contractual rights that such Officer may have). In its discretion, the Board may choose not to fill any office for any period as it may deem advisable. No Officer need be a Member.

8.3  Fiduciary Duties. Subject to, and as limited by the express provisions of this Agreement, the Officers, in the performance of their duties as such, shall owe to the Members duties of loyalty and due care of the type owed under the laws of the State of Delaware by directors and officers to the stockholders of a corporation incorporated under the laws of the State of Delaware.

9. Dissolution and Winding Up of the Company.

9.1  Dissolution of the Company. The Company shall be dissolved upon the first to occur of any of the following events: (a) a determination by the Board of Directors to dissolve the Company; (b) the expiration of the term of the Company set forth in Section 5; or (c) the entry of a decree of judicial dissolution under the Act.

9.2  Winding Up of the Company. Upon a terminating dissolution of the Company, the Board of Directors shall wind up the business and affairs of the Company in an orderly manner.

9.3  Certificate of Dissolution. As soon as possible following the dissolution of the Company, the an officer shall execute a Certificate of Cancellation of the Certificate of Formation of the Company in such form as shall be prescribed by the Delaware Secretary of State and file the Certificate as required by the Act.

10. Books, Records, Accountings and Reports.

10.1  Maintenance of Books and Records. This Agreement and all amendments hereto, and all other Company records, shall be maintained at the principal office of the Company or such other place as the Board of Directors may determine, and shall be open to inspection and examination of the Member or its duly authorized representatives at all reasonable times during ordinary business hours.

10.2  Tax Returns. The Board of Directors, at Company expense, shall have prepared and timely filed with the appropriate authorities, federal, state and local tax returns for the Company.

10.3  Filings and Governmental Authorities. The Board of Directors, at Company expense, shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

10.4  Taxable Year. The taxable year of the Company shall be the calendar year.

11. LLC Interest Certificates; Article 8 Opt-In.

11.1  Certificated Units. The limited liability company interests of the Company shall be designated as “Units,” and the Company shall issue certificates in the name of the Member or such other holders of limited liability company interests (“LLC Interest Certificates”). Each such LLC Interest Certificate shall be denominated in terms of the percentage of Units evidenced by such LLC Interest Certificate and shall be signed by a member of the Board of Directors on behalf of the Company. Each LLC Interest Certificate shall bear, in effect, the following legend:  “Each limited liability company interest in the Company represented by this certificate evidences an interest in the Company and shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code as the Company has “opted-in” to such provisions).”  This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

11.2  Article 8 Opt-In.

(a)           Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) to the extent permitted by applicable law and not inconsistent with Article 8 of the Delaware UCC (defined below) or Article 8 of the Uniform Commercial Code of any other applicable jurisdiction. The Company shall maintain books for the purpose of registering the transfer of Units. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del.

C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

(b)           The Member’s Unit represents the Member’s entire limited liability company interest in the Company. The Member hereby agrees that its Unit and interest in the Company shall for all purposes be personal property. A Member has no interest in specific property of the Company.

12.           Miscellaneous.

12.1  Amendment of Agreement. This Agreement may be amended by the Member.

12.2  Governing Law. Notwithstanding the place where this Agreement may be executed, all the terms and provisions hereof shall be construed under the laws of the State of Delaware.

12.3  Exculpation. No Member shall have any liability or obligation to the Company or any Member arising out of or relating to any act or omission of such Member, except for liabilities or obligations directly arising out of acts or omissions with respect to the Company’s business that are finally determined by a court of competent jurisdiction (which determination is not successfully overturned on timely appeal) to constitute actual fraud or willful malfeasance.

12.4  Indemnification. For the purposes of this Section 12.4, “proceeding” means any threatened, pending or completed claim, demand, action or proceeding, whether civil, criminal, administrative, legislative or investigative; and “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification under this Section 12.4. Except as expressly provided in this Section 12.4, the Company shall, to the fullest and broadest extent permitted by law, indemnify and hold harmless each Member and member of the Board of Directors against losses, damages, liabilities or expenses, of any kind or nature, incurred by it in connection with, or while acting (or omitting to act) on behalf of, the Company. Without limiting the generality of the foregoing, the Company hereby agrees to indemnify each Member and member of the Board of Directors, and to save and hold them, him or it harmless, from and in respect of (i) all fees, costs and expenses incurred in connection with or resulting from any demand, claim, action or proceeding against such person or the Company which arises out of or in any way relates to the Company or its properties, business or affairs, and (ii) all such demands, claims, actions and proceedings and any losses or damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding; provided, however, that this indemnity shall not extend to conduct by such person proved to constitute actual fraud or willful malfeasance. Unless the Board of Directors otherwise determines, the Company shall pay the expenses incurred by any Member or member of the Board of Directors in connection with any proceeding in advance of the final disposition of such proceeding, upon receipt by the Company of an undertaking of such person to repay such payment if there shall be a final adjudication or determination that such person is not entitled to indemnification as provided herein.

12.5  Other Activities. The Member has other business interests and activities which may be in direct or indirect conflict or competition with the business of the Company, and shall have no obligation to offer any interest in such activities to the Company. The Company shall not have any right or interest in such activities, or the income or profits derived therefrom, and such activities, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Member on the date first written above.

FESTIVAL FUN PARKS, LLC

By:	/s/ John A. Cora
	Name:	John A. Cora
	Title:	Chief Executive Officer and
President